Exhibit 99(a)

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/12/06	Investors: Mary Kay Shaw, 630-623-7559
Media: Lisa Howard, 630-623-5044

McDONALD’S REPORTS STRONG INCREASE IN SALES

AND PRELIMINARY EARNINGS PER SHARE

•	Global comparable sales increased 7.7% in September; 5.8% for third quarter
•	U.S. comparable sales increased 7.1% in September; 4.1% for third quarter
•	Europe comparable sales increased 9.0% in September; 7.6% for third quarter
•	Preliminary third quarter earnings per share are expected to be up 17% to $0.68

OAK BROOK, IL – McDonald's Corporation announced today that Systemwide sales for McDonald’s restaurants worldwide increased 9.8% in September, or 8.7% in constant currencies. For the quarter, Systemwide sales rose 8.4%, or 6.9% in constant currencies.

McDonald's Chief Executive Officer Jim Skinner said, "Our Plan to Win is powering sustainable momentum in our business with every area of the world once again posting strong comparable sales growth. We are increasing relevance, enhancing menu variety and improving customer convenience."

In the U.S., McDonald’s market-leading breakfast business and the popular new Snack Wrap helped accelerate momentum, delivering robust comparable sales growth of 7.1% for the month and 4.1% for the quarter.

McDonald’s business in Europe posted another month and quarter of strong comparable sales, up 9.0% and 7.6%, respectively. These results were driven by ongoing positive performance in Germany, France, the United Kingdom and most other markets. The Company’s strategic focus on appealing to customers with a range of locally relevant premium, core and everyday low-price offerings continues to benefit Europe’s results.

In Asia/Pacific, Middle East and Africa, comparable sales rose 6.6% in September and 6.1% for the quarter, primarily driven by Japan’s performance.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended September 30,	2006	2005	Reported	Currency
-------------------------------------------------------------------------------------------------------------------------
McDonald's Restaurants*	7.7	3.9	9.8	8.7
Major Segments:
U.S.	7.1	2.7	7.7	7.7
Europe	9.0	6.6	14.3	10.2
APMEA**	6.6	2.2	6.2	8.5

Quarter ended September 30,
-------------------------------------------------------------------------------------------------------------------------
McDonald's Restaurants*	5.8	4.1	8.4	6.9
Major Segments:
U.S.	4.1	3.7	4.7	4.7
Europe	7.6	5.1	13.8	8.9
APMEA**	6.1	3.5	6.4	8.0

Year-To-Date September 30,
-------------------------------------------------------------------------------------------------------------------------
McDonald's Restaurants*	5.5	3.8	6.2	6.6
Major Segments:
U.S.	4.9	4.5	5.6	5.6
Europe	5.3	2.6	5.5	6.5
APMEA**	5.8	3.4	4.2	7.8

           * Excludes non-McDonald's brands
          ** Asia/Pacific, Middle East and Africa

Preliminary third quarter 2006 earnings per share are expected to be $0.68, including $0.01 of expense relating to impairment and other charges primarily in Asia/Pacific, Middle East and Africa. Foreign currency translation is expected to have a positive impact of $0.01 per share.

Third quarter 2005 earnings per share of $0.58 included $0.02 of income primarily resulting from the transfer of the Company’s ownership interest in Turkey to a developmental licensee.

Definitions

•

Comparable sales represent sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•

Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.
•

The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of September 2006, this calendar shift/trading day adjustment consisted of one more Saturday and one less Thursday, compared with September 2005. The resulting adjustment varied around the world, averaging up about 1%.

Upcoming Communications

McDonald’s tentatively plans to release third quarter earnings before the market opens on October 19, 2006 and will host an investor webcast at 10:30 a.m., Central Time. A link to the live and archived webcast will be available on www.investor.mcdonalds.com.

McDonald’s tentatively plans to release October sales on November 8, 2006.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Additional Information

In connection with McDonald’s disposition of its interest in Chipotle via an exchange offer (which expired at midnight on October 5, 2006), Chipotle filed an exchange offer prospectus with the Securities and Exchange Commission. That prospectus, which McDonald’s mailed to its shareholders, contains important information about the disposition and related matters. Neither McDonald’s, Chipotle or any of their respective directors or officers or any dealer manager appointed with respect to the exchange offer made any recommendation as to whether shareholders should participate in the exchange offer. You may obtain a free copy of the prospectus and other related documents filed with the SEC by McDonald’s and Chipotle at the SEC’s web site at www.sec.gov, and those documents may also be obtained for free from McDonald’s at www.investor.mcdonalds.com or Chipotle at www.chipotle.com.

Forward-Looking Statements

Information in this communication contains forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the benefits of the Chipotle exchange offer, including future financial and operating results, and each company’s plans, objectives, expectations and intentions and other statements that are not historical facts. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, those forward-looking statements is detailed in the filings of McDonald’s Corporation with the SEC, such as annual and quarterly reports and the exchange offer prospectus. McDonald’s Corporation disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

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